Exhibit 99.1

Racing Assets of Legendary Richard Petty Motorsports Purchased

by Richard Petty, Medallion Financial, and DGB Investments

Concord, NC and New York, NY – November 29, 2010 – Racing legend and all time NASCAR win leader Richard Petty is back in the driver’s seat.

Richard Petty Motorsports signed and closed a sale of its racing assets to an investment group comprised of Richard Petty, Medallion Financial Corp. (Nasdaq:TAXI) and DGB Investments.

Richard Petty, a seven-time NASCAR champion has won 200 races, including ten Daytona races. Known in the NASCAR world as “The King”, Petty will serve as Chairman and will continue to be actively involved in overseeing day-to-day operations of the company. As previously announced, the team will operate the legendary #43 car driven by AJ Allmendinger and the #9 car driven by Marcos Ambrose.

“Today is a great day for me, my family, our fans and our wonderful sponsors. Ford, Stanley Tools, Best Buy, Valvoline, Reynolds, Air Force, Super 8, Paralyzed Veterans of America ( PVA), Wix Filters and Menards have supported me through thick and thin and I thank them from the bottom of my heart” said Mr. Petty.

Andrew Murstein, President of Medallion Financial, commented: “We could not be happier to be able to acquire these assets together. Richard is one of the greatest names, not only in NASCAR, but in all sports. His name and image are a world recognized brand with unlimited potential to grow and expand in racing. Ample working capital has been invested in the company to insure this great team and legend will not only continue to perform, but will thrive and be back in the winner’s circle”.

Mr. Petty commented, “George and Foster Gillett deserve a great deal of credit for running a successful race team. They made a significant investment into the business and helped get back into Victory Lane. Going forward we have put together an all-star ownership team consisting of myself, Medallion, and VeriFone CEO Doug Bergeron”.

Medallion Financial, a publicly traded investment company, has invested over $3 billion in companies since its IPO in 1996 and its board members include such notables as former New York Governor Mario Cuomo, former Connecticut Governor and Senator Lowell Weicker, and another “King” of his sport, Hank Aaron. The Murstein family is the largest shareholder in Medallion, owning approximately 20%.

DGB Investments is an investment vehicle of Canadian-born investor Douglas G. Bergeron, CEO of VeriFone Systems, Inc. (NYSE: PAY), San Jose, Calif. In 2001, Bergeron and DGB participated in the acquisition of VeriFone Systems from Hewlett-Packard in a transaction valued at $50 million. Today, VeriFone’s market value exceeds $3 billion dollars and Bergeron remains CEO and one of the largest individual shareholders.

Douglas Bergeron commented, “With Richard Petty’s unmatched name and reputation in the motor sports industry, I know this investment is well-timed to succeed. We are going to help put Richard Petty Motorsports back in Victory Lane”.

Richard Petty concluded, “Our partnership with Andy Murstein and Doug Bergeron will help take us to a whole new level and I could not be more excited about our future”.